Exhibit 23.4

Bristows LLP 100 Victoria Embankment London EC4Y 0DH T +44 20 7400 8000 bristows.com
Neo-Concept International Group Holdings Limited	Our ref: 14514.0005
10/F, Seaview Centre,
No. 139-141 Hoi Bun Road	11 August 2025
Kwun Tong Kowloon Hong Kong

Attention: Board of Directors

Dear all

Neo-Concept International Group Holdings Limited (the Company) – Consent of Law Firm

We have acted as English legal advisers to the Company in connection with the preparation and filing of the registration statement on Form F-1 (as it may be amended from time to time, the Registration Statement) filed by the Company with the United States Securities and Exchange Commission (the SEC) on 28 July 2025 pursuant to the United States Securities Act of 1933, as amended (the Securities Act) and the rules and regulations promulgated thereunder (the Rules) in connection with the offer and sale by the Company of up to an aggregate of 15,000,000 class A ordinary shares of par value US$0.0003125 in the capital of the Company.

We hereby consent to the reference to this firm under the caption “Legal Matters” of the prospectus contained in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the Rules.

Yours faithfully

/s/ Bristows LLP

Bristows LLP

Bristows LLP is a limited liability partnership registered in England and Wales, registered number OC358808, and is authorised and regulated by the Solicitors Regulation Authority. The word ‘partner’ used in relation to the LLP, refers to a member of Bristows LLP.

A list of the members of the LLP is available for inspection at the LLP’s registered office, 100 Victoria Embankment, London EC4Y ODH, United Kingdom.